THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TWER - Q2 2016 Towerstream Corp Earnings Call

EVENT DATE/TIME: AUGUST 09, 2016 / 9:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Fred Larcombe *Towerstream Corporation - CFO*

Philip Urso *Towerstream Corporation - CEO*

Arthur Giftakis *Towerstream Corporation - COO*

CONFERENCE CALL PARTICIPANTS

Kevin Dede *Rodman & Renshaw - Analyst*

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Towerstream's second quarter 2016 financial results conference call.

(Operator Instructions)

As a reminder this conference call is being recorded. I would now like to turn the call over to your host for today's conference, Mr. Fred Larcombe, Chief Financial Officer. Sir, you may begin.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you, operator. During the course of this conference call we may discuss some of the estimates, assumptions and other factors that our management team currently anticipates may influence our business and results going forward. These forward-looking statements include expressed or implied statements regarding our business, including without limitation, our future operating results and business developments based on limited information currently available to us.

This information is subject to change and all forward-looking statements are speculative by nature and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in those statements. Such statements are subject to risks and uncertainties, including those described in the press release announcing this call and in our periodic filings and other reports filed with the SEC.

These forward-looking statements are intended to qualify for the Safe Harbor from liability, provisions established by the Private Securities Litigation Reform Act. We undertake no obligation to publish, update, or revise any forward-looking statements as a result of new information, future events, or otherwise. I will now turn the call over to Philip Urso, our CEO.

Philip Urso - *Towerstream Corporation - CEO*

Thank you, Fred. Today we report positive adjusted EBITDA of $414,000. That is nearly a $1 million upswing from last quarter. This positive EBITDA represents the turning point for the Company. We look ahead is a new company.

That doesn't mean there won't be bumps along the way. But it does mean that the Company will steadily improve in all measures of its financial performance. In the short-term, Towerstream is moving towards cash flow profitability, which we expect during the first part of next year.

Stockholder equity and NASDAQ. Yesterday we filed and S-1. To clarify, the purpose is to solve the Company's stockholder equity issue with NASDAQ and to be prepared in the event there is a possibility of an accretive acquisition. We are currently investigating the possible acquisitions of certain Fixed Wireless companies that are similar to us.

Miami FCC license. I remind investors with caution that the company is exploring the possibility of monetizing our FSS license in Miami. That includes valuable spectrum in the 3.5 gigahertz range. We have no definitive information to report today.

Owning our large urban Fixed Wireless network, presents Towerstream with several competitive advantages. Foremost is that Towerstream provides fiber speed and fiber stability for a fraction of fibers CapEx cost. The company maximizes its advantage by connecting to larger buildings with business tenants and sharing the modest CapEx cost across many customers.

In sharing CapEx cost with its efficiency among many customers, we can offer market setting pricing for all our offerings from 20 megabits per second to 1 gigabyte. In other words, if our service works, and it does as evidenced by our low churn numbers, and if our pricing sets in the market which is our unique advantage, customers will likely be happy and stay.

Going forward just for this moment, I want to emphasize that I'm just modeling some ideas. These are not to be taken as projections but a way to understand our business model. So, we're going to look at a single building. Single On-Net Building holds an average – currently the average is of 30 businesses per building. So if the average revenue within thesewas buildings is $300 per month of revenue per month and we reach a penetration rate of 30%, that is 10 customers, 10 customers times $300 is $3,000 a month.

The typical average building for us right now would be, at its full penetration rate of 30%, would be generating $3,000 a month for us. We plant these buildings like seeds. Think of that.

By the end of this year we expect to have 440 buildings lit On-Net. When these buildings reach 30% penetration that represents revenue of $1.3 million per month or $16 million a year. That is the 440 buildings we will have be the end of December of this year. At the end of 2017, we will have 785 buildings, we're projecting, which is $2.3 million a month or $28 million a year of revenue. At the end of 2018, 1,060 buildings, $38 million year; end of 2019, 1,480 buildings, that would generate $53 million per year at 30% penetration and $300 average per customer.

At the end of 2020 we jump to 1,960 buildings, almost 2,000 buildings. That's $70 million per year in revenue. Another big point that we understand today is that the greater number of buildings, the more predictable the sales become. Likely we have excellent systems in place and a seasoned real estate team devoted to adding buildings.

Obviously penetration rate and speed is important. And to get the speed -- a really fast penetration rate, pricing is actually critical. Within our lit buildings we have a profound competitive advantage. CapEx being magnitudes lower than our competitors, we can price to set the market inside the building.

Most of our activity in our On-Net buildings is recent. We accelerated our On-Net platform in March of this year. But already half our lit buildings have more than two customers, many have a third a fourth and so on, up to the tenth customer already. So we're looking at fairly robust penetration rate in the early stages.

One of the other ways we look at the penetration rate is estimating the end of contracts into the customers hold in the buildings already. And the customers in the buildings have – usually it's a one-year, two year, rarely a three-year contract life. We look at the end of the year of us having lit building, we should have a good shot at almost all the customers in the building. And certainly within 18 months, we will have a shot at every single business in the building.

Remember now that Internet access is becoming a commodity. And this is a commodity that is really, truly price driven. For example you are selling gasoline on the street. If you had a gas station, you're selling gasoline, it's normally $2 a gallon and your selling it for $1 a gallon, you're probably going to have a line behind you in that business. That's a compelling picture that we are trying to paint here. I turn the call over now to Arthur Giftakis, our COO.

Arthur Giftakis - *Towerstream Corporation - COO*

Thank you, Philip. I'm pleased to discuss that with a full quarter behind us, focusing on On-Net building additions with our new pricing model, we've seen immediate success. We have increased our On-Net customer base by 48% in Q2. 71% of our On-Net installs were secondary installs.

Our On-Net offering enables our customers to havefiber likeperformance at competitiveprice points. These twofactors lead to increased customer satisfaction with a decreased risk of churn. Our single tenant building sales continue to be an important part of our plan as we approach a customer base of 3,000 total customers when combining our On-Net in single tenant building customers. Sales have increased to $6.9 million quarterly revenue, up from $6.7 million in Q1 representing the first time we've seen quarter over quarter growth since Q4 of 2013.

Focusing on operational efficiencies, we have been able to reduce expenses by $4 million from Q1 to Q2, in addition to the $6 million savings from Q4 2015 to Q1 2016. We continue seereduced CapEx spending as result of our inventory levels. Lastly, I would like to thank the dedicated Towerstream employees who have worked tirelessly in achieving this quarters results, while providing the highest level of performance and service to our customers. I'll now turn the call back over to Fred Larcombe our Chief Financial Officer.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you, Arthur. My review of operating results will focus on our continuing operations and our growing On-Net platform. As Arthur just indicated, the revenues for our Fixed Wireless business increased 2% during the second quarter of 2016 compared to the prior quarter.

This is the first quarter-over-quarter increase in revenues since late 2013. This is a clear sign that the various changes and initiatives implemented over the past six months are making a difference. Customer churn was 1.6% for the second quarter of 2016 and compared favorably to 1.7% for the prior quarter.

This is a significant reduction in a very short period of time to help put this in perspective, the company was experiencing a churn rate of 1.9% just over a year ago. These improvements demonstrate the effect of improved customer care initiatives and a compelling value of our On-Net platform's. Operating expenses, excluding depreciation and amortization, were $6.9 million for the second quarter of 2016 compared to $7.9 million for the prior quarter. And $8.1 million for the quarter before that.

In other words, we have achieved three quarters in a row, of reductions to operating expenses. These changes were difficult to achieve, but they helped to create the foundation for our business to move forward and operate in an efficient manner. Capital expenditures were $513,000 for the second quarter of 2016 and were generally comparable to the quarter before that.

To put this in perspective, capital expenditures were $1.5 million per quarter just over one year ago. As described in detail in our previous earnings calls, such reductions in capital expenditures were achieved through our successful redeployment of back haul equipment utilized to light our new On-Net Buildings. We expect this benefit will continue into 2017.

Finally, we ended this quarter with $10 million in cash. Our cash burn rate totaled $1.9 million for the second quarter of 2016, and compared favorably to $5.5 million for the first quarter of this year. And we expect our cash burn to further decrease during the remaining quarters of 2016.

Overall, we expect operations to become breakeven from a cash flow perspective sometime during the first half of 2017. Operator, we will now open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Kevin Dede, Rodman.

Kevin Dede - *Rodman & Renshaw - Analyst*

Thanks. Good afternoon gentlemen. Welcome on board, Fred.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you very much.

Kevin Dede - *Rodman & Renshaw - Analyst*

Yes so have you given some thought to some of the metrics that you think you can share with us regarding measuring the buildings that are coming on and their related profitability. Could you just give us some insight on modeling it? I lost track of the number buildings that you had a year-end. I've got a bunch of other quarters. You mentioned that half have two customers are more. I'm just wondering if you can give us a little more insight on the range for pricing and the number of customers per building and of course the penetration rate?

Fred Larcombe - *Towerstream Corporation - CFO*

We don't want to get -- on the call it would be too detailed to get into call all those details. We could probably talk to you a little bit later. I think that you will find the penetration rate, we have penetration rates all the way up to 30%. But most of them are at 2%, to 3%, to 4%, up to five customers percent. Arthur is probably pretty good at answering this. He studies it like every minute of every day. So, Kevin, on way to look at it is at the end of Q2, we had 7,756 customers in the building, the On-Net Buildings that we serve. So, 262 buildings, 7,756 potential customers. Of those potentials right now at the end of Q2, we penetrated about 5% of those. On average.

Kevin Dede - *Rodman & Renshaw - Analyst*

So the almost -- 7,700 customers on the total 262 buildings, that's a potential.

Fred Larcombe - *Towerstream Corporation - CFO*

Correct.

Kevin Dede - *Rodman & Renshaw - Analyst*

Got you. Do you remember what the On-Net building count was at year-end?

Fred Larcombe - *Towerstream Corporation - CFO*

Approximately 183 buildings.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. All right. Are there any parameters regarding this equity raise that you're considering, Philip? Or the you can offer?

Philip Urso - *Towerstream Corporation - CEO*

The equity rates regarding S-1 you mean?

Kevin Dede - *Rodman & Renshaw - Analyst*

Yes. What's the balance you shooting for? What do you need to match NASDAQ requirements?

Philip Urso - *Towerstream Corporation - CEO*

No, I don't have anything that I could disclose right now on that.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Fred, I missed your CapEx figure for the quarter. I caught $1.5 million last year, but he missed this quarter.

Fred Larcombe - *Towerstream Corporation - CFO*

Surely. The capital expenditures for the second quarter of 2016 were $531,000.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay, now do you think that's a fair run rate regarding future quarterly expenditures in CapEx?

Fred Larcombe - *Towerstream Corporation - CFO*

Yes, we expect them to hold for several quarters into the future.

Kevin Dede - *Rodman & Renshaw - Analyst*

Right, at least until you've got to start making greater outlays for radio equipment.

Fred Larcombe - *Towerstream Corporation - CFO*

Exactly.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Fair enough. And then on the operating expense side. You're comfortable at this level? Or are there other initiatives underway of restructure?

Fred Larcombe - *Towerstream Corporation - CFO*

I'm relatively the new kid on the block. So I'm going to say that those expenses – certainly there's probably a little bit form for further improve, but I reserve commentary until the next time we speak.

Kevin Dede - *Rodman & Renshaw - Analyst*

Fair enough. Can you give us just an update on where HetNet stands?

Fred Larcombe - *Towerstream Corporation - CFO*

HetNet's is discontinued.

Kevin Dede - *Rodman & Renshaw - Analyst*

Right.

Fred Larcombe - *Towerstream Corporation - CFO*

And it's basically -- in discontinued operations it's a fraction, a trickle of the expenses that's dwindling as we go forward under discontinued operations.

Kevin Dede - *Rodman & Renshaw - Analyst*

Right. But there is an agreement in place and you see revenue from that or no?

Fred Larcombe - *Towerstream Corporation - CFO*

That's in the continuing operations. That's a back-hall agreement with Time Warner Cable that Arthur negotiated or largely negotiated that deal. That is in the fixed wireless. That is in continuous operations. It was always there when it was conceived, yes.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Fair enough. Thank you gentlemen. I will return to the queue.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you, Kevin.

Philip Urso - *Towerstream Corporation - CEO*

Thank you, Kevin.

Operator

(Operator Instructions)

I'm not showing any further questions so I will turn the call back over the Mr. Philip Urso for closing remarks.

Philip Urso - *Towerstream Corporation - CEO*

Thank you all for coming on to the call. We appreciate your support. And if you have any questions you can reach us through Terry McGovern. Thank you very much for coming on the call.

Operator

Ladies and gentlemen, this does conclude the program. You may now disconnect. Everyone have a great day.
